Hawkins Accounting
Audit ▪ Tax ▪ Consulting

October 23, 2006

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549

Dear Sirs:

RE: Aces Wired, Inc.

We have read Item 4.01 of the Form 8-K/A dated October 23, 2006 of Aces Wired, Inc. and are in agreement with the statements contained in the Item 4.01.

Yours truly,

/s/ Hawkins Accounting

HAWKINS ACCOUNTING

Hawkins Accounting, Inc.
1875 Century Park East, Suite H-3513
Los Angeles, CA 90067
310.553.5707 310.553.5337 Fax